Exhibit 99.1

GMAC Financial Services Reports Preliminary Second Quarter 2007

Financial Results

•	2007 second quarter net income of $293 million

•	Improvement of $598 million from prior quarter

•	GMAC cash and certain marketable securities climb to $17.5 billion

•	Increase from $12.8 billion at first quarter end

•	ResCap posts significantly lower loss and improved liquidity from prior quarter

•	Losses narrow to $254 million

•	Cash balance increases to $3.7 billion, up from $2.6 billion

NEW YORK – GMAC Financial Services today reported second quarter 2007 net income of $293 million, compared to net income of $787 million for the second quarter of 2006. Results for the second quarter of 2007 reflect continued strong performance in GMAC’s global automotive finance and insurance businesses, which more than offset losses in the real estate finance business.

GMAC’s second quarter net income generated by auto finance, insurance and other operations — excluding Residential Capital, LLC (ResCap) — amounted to $547 million, more than twice the earnings generated by these same operations in the second quarter of 2006. ResCap incurred a net loss of $254 million in the second quarter of this year, bringing GMAC’s consolidated net income to $293 million. The year-over-year net income comparison was affected by a $259 million gain on the sale of an equity interest in a regional homebuilder in the second quarter of 2006.

Second Quarter Net Income (Loss)

($ in millions)

	2007	2006		Change	Memo: Q1 2007
Global Automotive Finance	$382	$137		$245	$396
Insurance	131	80		51	143
Other	34	22		12	66

Net Income before ResCap results	547	239		308	605
ResCap	(254)	548	*	(802)	(910)

Consolidated Net Income	$293	$787		$(494)	$(305)

*	ResCap’s results for the second quarter 2006 include a $259 million after-tax gain on the sale of an equity investment in a regional homebuilder.

GMAC consolidated net income of $293 million in the second quarter reflects a marked improvement from the $305 million consolidated net loss incurred in the first quarter this year. The large favorable swing in GMAC’s earnings from the prior quarter stemmed from the considerable improvement in ResCap’s performance, with second quarter losses at a much-reduced level. Although severe illiquidity in the nonprime mortgage market placed increasing pressure on asset valuations, aggressive measures undertaken to reduce ResCap’s nonprime exposure rendered the company less vulnerable in the second quarter to continued weakness in the market.

“The net losses incurred by ResCap continue to constrain GMAC’s bottom-line profitability. But we are encouraged to see that the aggressive risk-mitigation initiatives implemented in the first half of this year have reduced ResCap’s losses — quickly and significantly — despite increasing challenges in the U.S. mortgage market,” said GMAC Chief Executive Officer Eric Feldstein.

“Meanwhile, we are pleased with the continued strong performance of GMAC’s global auto finance and insurance operations, where second quarter earnings more than offset ResCap losses,” Feldstein said. “Operating trends in the auto finance and insurance business units remained favorable with a year-over-year increase in net margins, an improvement in auto lease residual performance, stable credit losses near historical lows and an increase in insurance underwriting profitability.”

Liquidity

GMAC and ResCap both maintained strong liquidity through the second quarter. GMAC’s consolidated cash and certain marketable securities totaled $17.5 billion as of June 30, 2007, up from $12.8 billion on March 31, 2007. Of GMAC’s consolidated cash and certain marketable securities, ResCap held $3.7 billion at the end of the second quarter, up from $2.6 billion on March 31, 2007.

GMAC and ResCap, in aggregate, completed more than $8.5 billion of unsecured funding in the second quarter. Additionally, in June, both GMAC and ResCap announced the renewal of five syndicated committed drawable bank facilities totaling approximately $20 billion.

Global Automotive Finance

GMAC’s global automotive finance unit earned net income of $382 million in the second quarter of 2007, a substantial increase relative to the $137 million of net income in the second quarter of 2006. Performance was driven by improved margins in North America, strong lease residuals and stable credit performance. The year-over-year variance also reflects favorable mark-to-market effects on risk management activities related to certain callable debt.

New vehicle financing originations increased year-over-year with $14 billion in retail and lease contracts for the second quarter of 2007 versus $13 billion in the second quarter of 2006. Used vehicle originations increased approximately 50 percent in the second quarter of 2007 to $2.1 billion versus $1.4 billion in the year-ago period. In addition to maintaining a strong relationship with General Motors and its dealers, GMAC has made incremental progress in expanding its auto financing capability beyond the GM network. Achievements year-to-date include enrolling 2,400 diversified dealers to participate in retail programs through GMAC’s National brand, originating more than $500 million in new wholesale assets from diversified sources and growing revenues through expanded access and services of SmartAuction, GMAC’s web-based wholesale remarketing program.

“GMAC’s auto finance business provided another quarter of robust performance, more than doubling earnings from the prior year,” said Feldstein. “We are pleased with results in the quarter and are excited about various opportunities to further grow the business through diversification of our revenue base and through expansion overseas.

“In North America, we are making steady progress on diversification efforts by meeting dealer demands to grow our used vehicle financing business and by expanding our dealer network beyond GM franchises with wholesale and retail asset origination activities. While these efforts represent a relatively small part of our overall revenue, we are encouraged by our ability to successfully leverage our strong auto finance capabilities into this new arena,” Feldstein said. “Moreover, with a broad footprint overseas in key growth markets, GMAC continues to realize higher financing revenue on higher asset levels across our international operations.”

Insurance

GMAC’s insurance business earned record second quarter net income of $131 million, an increase from $80 million in the prior year period. The gain is due to favorable underwriting results primarily driven by lower loss experience on vehicle service contracts and dealer inventory insurance. The combined ratio improved significantly to 90.2 percent in the second quarter of 2007 versus 96.2 percent in the year-ago period.

Written revenue came under pressure in the second quarter due to constrained pricing in the competitive U.S. insurance market. This was partially offset by continued growth in international markets, both organically and through new business initiatives. In June, GMAC acquired the United Kingdom-based automotive insurance business, Provident Insurance. This business will provide GMAC another outlet in the U.K. automotive insurance market with potential to expand throughout Europe.

The insurance investment portfolio totaled approximately $7.4 billion at June 30, 2007, with more than 90 percent of the investment portfolio in fixed income securities and approximately 10 percent in equity securities.

Real Estate Finance

ResCap recorded a net loss of $254 million for the quarter, compared to net income of $548 million in the year-ago period. The decline in financial performance is due predominantly to continued pressure in the nonprime sector of the U.S. residential finance business. The significant items which adversely affected quarterly performance include: i) mark-to-market adjustments on delinquent and other held for sale (HFS) assets; ii) increases in delinquencies in the held for investment (HFI) portfolio resulting in higher provision for credit losses; and iii) a decrease in net financing revenue due to higher cost of funds. Partially offsetting these items were favorable servicing fees and a lower structural cost base, which continues to be reduced in line with lower industry volume. Notably, the year-over-year income comparisons are affected by the $259 million after-tax gain realized in the second quarter of 2006 on the sale of ResCap’s equity investment in a regional homebuilder.

ResCap’s second quarter loss of $254 million marked a vast improvement from the $910 million loss incurred in the first quarter. Although market conditions continued to deteriorate in recent months, ResCap was successful in sharply reducing its exposure to the U.S. nonprime mortgage market through: i) asset sales in its HFS portfolio; ii) steady asset run-off in its HFI portfolio; and iii) successful loan restructuring and sales in its warehouse lending receivables.

Specifically, ResCap’s U.S. nonprime HFS portfolio was reduced to $1.9 billion at the end of the second quarter, down from $3.1 billion at March month-end and from $5.4 billion at year-end 2006. The nonprime component of ResCap’s U.S. HFI portfolio declined by $3.1 billion in the second quarter, with the majority of the run-off representing loans originated in 2005 and 2006, vintages of a lower credit quality in this market segment. Nonprime exposure in warehouse lending was reduced to $331 million, down from approximately $1 billion at March month-end.

ResCap also significantly curtailed its nonprime loan origination activities with second quarter production of approximately $700 million, down from $3.3 billion in the prior quarter. At the same time, U.S. prime loan production in the second quarter amounted to $26.5 billion, just shy of the prior quarter’s volume, while its U.S. servicing portfolio increased marginally during the period to $425 billion.

ResCap Loan Production

($ in billions)

	2007
	Q2	Q1
U.S. Nonprime Loan Production	$0.7	$3.3
U.S. Prime Loan Production	26.5	27.7

U.S. Servicing Portfolio	$425	$419

ResCap’s business lending activities and international business activities both posted modest profits in the second quarter. The health capital and resort finance business generated strong operating results, partially offset by higher loss provisions on loans to specific homebuilders in view of the softening U.S. housing market. In the international arena, total loan production increased to $7.7 billion in the second quarter — up from $6.5 billion last quarter and up from $6.7 billion in the year-ago period. In the U.K., ResCap reduced its second quarter loan production in light of narrowing margins in the marketplace. However, the international business overall continued to expand profitably, while pursuing attractive growth opportunities in Continental Europe, Latin America, Canada and Australia.

In April, GMAC injected $500 million of equity into ResCap to bolster the company’s capital position, bringing the total equity contributed to $1 billion year-to-date. As of June 30, 2007, ResCap’s equity stood at $7.5 billion, an increase from $7.2 billion in the first quarter.

“The actions undertaken by ResCap to overcome various challenges in this market have translated to a significantly improved second quarter operating performance,” Feldstein said. “Nonetheless, we expect widespread weakness in the U.S. housing market and mortgage industry to persist in the second half of 2007. Therefore, in order to further improve ResCap’s results over the coming months, we intend to restrict origination of mortgage products with limited market liquidity; we will step up our remediation and loss-mitigation efforts; we will further reduce our nonprime mortgage exposure; and we will continue to right-size ResCap’s structural cost base in line with lower industry volume.

“We remain optimistic about the long-term prospects of ResCap’s fundamental business strengths — its large-scale mortgage production and servicing platforms, its broad international presence, and its diverse product mix. And we believe ResCap’s strong liquidity position, sound capital base and the capabilities of its team will enable the company to take advantage of these competitive strengths as industry consolidation continues,” said Feldstein.

Outlook

GMAC’s prospects for the long-term remain favorable. Global automotive finance is poised to maintain its leadership position in the marketplace and leverage its core capabilities to further grow the business. Outlook for the insurance business remains strong with a highly competitive combined ratio and with strategic initiatives underway to expand the business globally. At ResCap, despite challenging conditions in the U.S. mortgage market, the company expects continued improvement in earnings performance in the second half of the year.

About GMAC Financial Services:

GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and other commercial businesses. GMAC was established in 1919 and currently employs about 31,000 people worldwide. At Dec. 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion. For more information, go to www.gmacfs.com.

# # #

Forward-Looking Statements

In this earnings release and comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for GMAC and Residential Capital, LLC (“ResCap”), each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt; the profitability and financial condition of GM; restrictions on ResCap’s ability to pay dividends to us; recent developments in the residential mortgage market, especially in the nonprime sector; changes in the residual value of off-lease vehicles; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact:

Gina Proia

Global Communications

GMAC Financial Services

917-369-2364

gina.proia@gmacfs.com

GMAC Financial Services Preliminary Second Quarter 2007 Financial Highlights

Summary Statement of Income

Quarter-ended, ($ in millions)	June 30, 2007	June 30, 2006	Memo: March 31, 2007
Net financing revenue before provision for credit losses	1,581	1,743	1,625
Provision for credit losses	430	268	681

Net finance revenue	1,151	1,475	944
Insurance premiums and service revenue earned	1,051	1,052	1,041
Investment income	227	297	309
Other revenue and income	1,589	2,173	1,086

Total net revenue	4,018	4,997	3,380
Depreciation expense on operating lease assets	1,173	1,346	1,081
Compensation and benefits expense	647	665	635
Other operating expenses	1,746	1,839	1,819

Total noninterest expense	3,566	3,850	3,535
Income (loss) before income tax expense	452	1,147	(155)
Income tax expense	159	360	150

Net income (loss)	$293	$787	$(305)

Select Balance Sheet Data

($ in millions)	June 30, 2007	December 31, 2006	June 30, 2006
Cash balances ($ billions) (1)	$17.5	$18.3	$22.7
Finance receivables and loans held for sale, net (2)	185,924	202,164	202,807
Investments in operating leases, net (3)	28,893	24,184	34,495
Total debt (4)	224,454	236,985	248,451

Operating Statistics	Second Quarter		Six Months
Quarter-ended June 30, ($ millions)	2007	2006	2007	2006
GMAC's Worldwide Cost of Borrowing (5)	6.23%	5.84%	6.19%	5.67%

GMAC Debt Spreads Over U.S. Treasuries (bps) at end of period
2-Year	209	300
5-Year	273	370
10-Year	315	390

(1)	Includes cash invested in a portfolio of highly liquid marketable securities of $5.3 billion, $2.8 billion, and $5.5 billion at June 30, 2007, December 31, 2006, and June 30, 2006, respectively
(2)	Net of unearned income
(3)	Net of accumulated depreciation
(4)	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt
(5)	Calculated by dividing total interest expense (excluding mark to market adjustments) by average debt

GMAC Financial Services Preliminary Second Quarter 2007 Financial Highlights	Continued

GMAC Automotive Finance Operations		Second Quarter		Six Months
		2007	2006	2007	2006
Net Income ($ millions)
North American Operations (NAO)		$302	$63	$608	$120
International Operations (IO)		80	74	172	203

Net Income		382	137	780	323

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)	497	460	939	890
	Dollar amount of contracts originated ($ billions)	$13.2	$11.9	$24.8	$23.1
	Dollar amount of contracts outstanding ($ billions) (6)	$69.0	$79.3	$69.0	$79.3
	Share of new GM retail sales	45%	44%	46%	46%
	Mix of retail & lease contract originations:
	New (% based on # of units)	80%	87%	80%	86%
	Used (% based on # of units)	20%	13%	20%	14%
	GM subvented (% based on # of units)	84%	90%	85%	89%
	Average original term in months (US retail only)	55	57	56	58
	Off-lease remarketing (US only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced (7) (8)	$15,277	$14,737	$14,883	$14,557
	Off-lease vehicles terminated - Serviced (# units) (8)	75,474	69,427	151,877	138,556
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet (7)	$15,591	$15,035	$15,126	$15,074
	Off-lease vehicles terminated - On-balance sheet (# units) (9)	25,386	69,427	51,735	138,556

IO	Number of contracts originated (# thousands)	177	166	358	339
	Dollar amount of contracts originated ($ billions)	$3.0	$2.6	$5.7	$5.1
	Dollar amount of contracts outstanding ($ billions) (10)	$28.9	$25.6	$28.9	$25.6
	Mix of retail & lease contract originations:
	New (% based on # of units)	83%	81%	82%	81%
	Used (% based on # of units)	17%	19%	18%	19%
	GM subvented (% based on # of units)	44%	57%	42%	55%

Asset Quality Statistics
NAO	Net charge-offs as a % of managed assets (11)	1.03%	1.07%	1.16%	1.13%
	Retail contracts over 30 days delinquent - % of avg. number of managed contracts outstanding (11) (12)	2.37%	2.38%	2.44%	2.35%
	Retail contracts over 30 days delinquent - % of avg. number of serviced contracts outstanding (8) (12)	2.18%	2.12%	2.23%	2.11%
IO	Net charge-offs as a % of managed assets (11)	0.52%	0.60%	0.58%	0.67%
	Retail contracts over 30 days delinquent - % of avg. number of managed contracts outstanding (11) (12)	2.62%	2.72%	2.58%	2.64%

Operating Statistics
Quarter-ended June 30, ($ millions)
NAO	Allowance as a % of related on-balance sheet consumer receivables	2.67%	2.66%	2.67%	2.66%
	Severity of loss per unit serviced - Retail (8)
	New	$8,660	$8,529	$8,715	$8,392
	Used	$6,928	$6,512	$6,925	$6,552
	Repossessions as a % of average number of managed contracts outstanding (11)	2.03%	2.28%	2.16%	2.38%

IO	Allowance as a % of related on-balance sheet consumer receivables	1.45%	1.35%	1.46%	1.38%
	Repossessions as a % of average number of contracts outstanding	0.50%	0.44%	0.47%	0.42%

(6)	Represents on-balance sheet assets, which includes $0.9 billion of loans held for sale
(7)	Prior period amounts based on current vehicle mix, in order to be comparable
(8)	Serviced assets represent on and off-balance sheet finance receivables, loans and operating leases where GMAC continues to service the underlying asset
(9)	GMAC-owned portfolio reflects lease assets on GMAC's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006
(10)	Represents on-balance sheet assets
(11)	Managed assets represent on and off-balance sheet finance receivables, loans and operating leases where GMAC continues to be exposed to credit and/or interest rate risk
(12)	Excludes accounts in bankruptcy

GMAC Financial Services Preliminary Second Quarter 2007 Financial Highlights	Continued

ResCap Operations	Second Quarter		Six Months
	2007	2006	2007	2006
Net Income ($ millions)	$(254)	$548	$(1,165)	$750
Gain (loss) on sale of mortgage loans, net
Domestic	$97.5	$335.3	$(243.5)	$535.6
International	76.0	39.7	182.4	106.4

Total	$173.5	$375.0	$(61.1)	$642.0

Portfolio Statistics ($ billions)
Loan production volume	$34.9	$47.0	$72.4	$88.6
Mortgage production
Domestic	$27.2	$40.3	$58.2	$76.4
International	$7.7	$6.7	$14.2	$12.2
Mortgage servicing rights	$6.0	$5.1	$6.0	$5.1
Period end servicing portfolio	$460.5	$409.8	$460.5	$409.8
Loan servicing
Domestic	$424.6	$382.1	$424.6	$382.1
International	$35.9	$27.8	$35.9	$27.8
U.S. Production Mix ($ millions)
Prime conforming	$12.7	$12.0	$22.3	$20.5
Prime non-conforming	9.9	14.6	22.2	26.4
Government	0.8	1.1	1.4	1.9
Nonprime	0.7	6.0	3.9	15.2
Prime second-lien	3.1	6.6	8.4	12.4

Total	$27.2	$40.3	$58.2	$76.4

Asset Quality Statistics ($ millions)—ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment	$284.1	$110.4	$648.8	$238.8
Lending receivables	42.9	12.2	220.1	6.5

Total	$327.0	$122.6	$868.9	$245.3
Allowance by product at end of period
Mortgage loans held for investment	$1,695.7	$1,041.5
Lending receivables	274.1	188.7

Total	$1,969.8	$1,230.2
Allowance as a % of related receivables at end of period
Mortgage loans held for investment	2.71%	1.44%
Lending receivables	2.47%	1.32%

Total	2.67%	1.42%

Nonaccrual loans at end of period	$9,119	$6,028
Nonaccrual loans as a % of related receivables at end of period	12.36%	6.95%

GMAC Insurance Operations

Net Income	$131	$80	$274	$209
Premiums and service revenue written ($ millions)	$964	$1,030	$2,034	$2,131
Premiums and service revenue earned ($ millions)	$1,042	$1,042	$2,074	$2,046
Combined ratio (13)	90.2%	96.2%	90.6%	93.8%
Investment portfolio fair value ($ millions)	$7,397	$7,738	$7,397	$7,738
Memo: After-tax
Gross unrealized gains	$143	$644	$143	$644
Gross unrealized losses	(72)	(99)	(72)	(99)

Net unrealized capital gains	$71	$545	$71	$545

(13)	Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income